Exhibit 10.8

FIRST AMENDMENT

TO THE

ALBEMARLE CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

In accordance with Section 11.1 of the Albemarle Corporation Executive Deferred Compensation Plan, as Amended and Restated Effective January 1, 2005 (the “Plan”), the Plan is hereby amended as follows:

1. Section 3.6(a) is hereby amended and restated in its entirety to read as follows:

“This credit is available only to those Participants who are eligible to receive Pension Contributions under the Savings Plan. For each Plan Year in which such Participant is eligible to participate in the Plan, the Participant will receive a credit equal to five percent (5%) of base salary in excess of the amounts which can be recognized by the Savings Plan because of (i) the limitations in Internal Revenue Code section 401(a)(17) or (ii) base salary deferrals into this Plan; plus five percent (5%) of the bonus paid in that Plan Year. For the purpose of clause (i), base salary shall be determined without reduction for any amounts contributed under Code sections 402(g) or 125. This credit shall occur at the time the base salary or bonus, as the case may be, is paid. The five percent (5%) amount will be increased to six percent (6%) effective the January 1 of the Plan Year in which occurs a Participant’s 10th anniversary of his service date, and to seven percent (7%) effective the January 1 of the Plan Year in which occurs a Participant’s 20th anniversary of his service date.”

2. The provisions of this Amendment are effective as of January 1, 2007.

IN WITNESS WHEREOF, the Corporation by its duly authorized officer has caused these presents to be signed as of this 13th day of December, 2006.

ALBEMARLE CORPORATION

By:	/s/ Jack P. Harsh

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